Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustee was elected, with all funds of the Trust voting together as a single class, as follows:

                                     Votes for                    Votes withheld

Ravi Akhoury                          13,979,946                    136,477

Jameson A. Baxter                     13,979,946                    136,477

Charles B. Curtis                     13,960,720                    155,703

Robert J. Darretta                    13,979,946                    136,477

Myra R. Drucker                       13,979,946                    136,477

John A. Hill                          13,944,785                    171,638

Paul L. Joskow                        13,979,946                    136,477

Elizabeth T. Kennan*                  13,959,547                    156,876

Kenneth R. Leibler                    13,979,946                    136,477

Robert E. Patterson                   13,960,720                    155,703

George Putnam, III                    13,979,946                    136,477

Robert L. Reynolds                    13,979,875                    136,548

W. Thomas Stephens                    13,960,615                    155,808

Richard B. Worley                     13,979,946                    136,477

* Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

All tabulations are rounded to the nearest whole number.